Exhibit 8.1

List of Subsidiaries of Madeco S.A.

Name	Jurisdiction of Incorporation
Soinmad S.A.	Chile
Optel Ltda.	Brazil
Madeco Brasil Ltda.	Brazil
Metalurgica e Industrial S.A.	Argentina
Metacab S.A.	Argentina
H.B. San Luis S.A.	Argentina
Comercial Madeco S.A.	Argentina
Madeco Overseas S.A.	Cayman Islands
Metal Overseas S.A.	Cayman Islands
Nexans S.A.	France
Madeco S.A. Agencia Islas Caiman	Cayman Islands
Armat S.A.	Chile
Decker S.A.	Argentina
Madeco Brass Mills S.A.	Chile
Alusa S.A.	Chile
Alufoil S.A.	Chile
Inversiones Alusa S.A.	Chile
Peruplast S.A.	Peru
Aluflex S.A.	Argentina
Alusa Overseas	Cayman Islands
Indalum S.A.	Chile
Alumco S.A.	Chile
Inversiones Alumco S.A.	Chile
Ingewall S.A.	Chile
PVTEC S.A.	Chile